Exhibit 10.2

MDU Resources Group, Inc.
2017 Performance Share Award Opportunity Chart

Name	Title	Threshold	Target	Maximum
		Shares (#)	Shares (#)	Shares (#)
David L. Goodin	President and Chief Executive Officer of the Company	12,378	61,890	123,780
Doran N. Schwartz	Vice President and Chief Financial Officer of the Company	2,445	12,225	24,450
David C. Barney	President and Chief Executive Officer of construction materials and contracting segment	2,668	13,338	26,676
Jeffrey S. Thiede	President and Chief Executive Officer of construction services segment	2,734	13,670	27,340
Martin A. Fritz	President and Chief Executive Officer of pipeline and midstream segment	2,573	12,866	25,732